As filed with the Securities and Exchange
Commission on December 8, 2003               Registration Statement No. 33-10966

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                                PITNEY BOWES INC.
             (Exact name of registrant as specified in its charter)

                          -----------------------------

         DELAWARE                                                 06-0495050
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)    WORLD HEADQUARTERS          Identification No.
                                  ONE ELMCROFT ROAD
                        STAMFORD, CONNECTICUT 06926-0700
                                 (203) 356-5000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
               ---------------------------------------------------
                             MICHELE C. MAYES, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                PITNEY BOWES INC.
                               WORLD HEADQUARTERS
                                ONE ELMCROFT ROAD
                        STAMFORD, CONNECTICUT 06926-0700
                            TELEPHONE: (203) 356-5000
            (Name, address, including zip code, and telephone number,
                       including area code, of agent for
                                    service)
               ---------------------------------------------------
                          Copies of communications to:

     Sarah Jones Beshar, Esq.                             Ronald R. Papa, Esq.
      DAVIS POLK & WARDWELL                                PROSKAUER ROSE LLP
       450 LEXINGTON AVENUE                                  1585 BROADWAY
     NEW YORK, NEW YORK 10017                           NEW YORK, NEW YORK 10036
          (212) 450-4000                                     (212) 969-3000
               ---------------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

               ---------------------------------------------------

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
SUBJECT TO COMPLETION, DATED December 8, 2003
PROSPECTUS

                                 595,485 SHARES

                                PITNEY BOWES INC.

                                  COMMON STOCK
                           --------------------------

        This prospectus covers 595,485 shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

        The selling stockholders may, from time to time, offer their shares through public or private transactions on or off the New York Stock Exchange at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of such methods. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        This prospectus may also be used by those to whom the selling stockholders may pledge, donate or transfer their securities and by other non-sale transferees. The shares of our common stock held by or issuable to the selling stockholders may also be sold under Rule 144 promulgated under the Securities Act at such time as that rule becomes available with respect to the shares, subject to compliance with the terms and conditions of the rule. See "Plan of Distribution."

        Our common stock is traded on the New York Stock Exchange under the symbol PBI. On December 5, 2003, the closing sale price of our common stock was $39.43 per share.

                           --------------------------
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                           --------------------------

                 The date of this prospectus is __________, 2003
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                           PAGE

ABOUT THIS PROSPECTUS.........................................................i

PITNEY BOWES INC..............................................................1

USE OF PROCEEDS...............................................................3

SELLING STOCKHOLDERS..........................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................7

DESCRIPTION OF COMMON STOCK...................................................9

PLAN OF DISTRIBUTION.........................................................15

VALIDITY OF THE SECURITIES...................................................17

EXPERTS......................................................................18

WHERE YOU CAN FIND MORE INFORMATION..........................................18

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS............................II-1

SIGNATURES....................................................................5

                            ------------------------

                             ABOUT THIS PROSPECTUS

        This prospectus provides investors with a general description of the common stock offered. The section "Plan of Distribution" beginning on page 13 provides a description of the sale of the common stock. When common stock are actually sold, to the extent required, the number of common stock to be sold, the purchase price, the public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to that particular sale will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus. We expect that all relevant information about the shares will be contained in this prospectus. In all cases, you should read this prospectus (as it may be supplemented) together with the additional information described in the section "Where You Can Find More Information".

        You should rely only on the information contained or incorporated by reference in this prospectus (as it may be supplemented). We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, the common stock described in this prospectus only in jurisdictions where offers and sales are permitted. Since information that we file with the Securities and Exchange Commission, referred to as the SEC in this prospectus, in the future will automatically update and supersede information contained in this prospectus, you should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

        Unless the context otherwise indicates, the terms "Pitney Bowes," "we" and "our company" mean Pitney Bowes Inc. and Pitney Bowes' subsidiaries.

                                PITNEY BOWES INC.

        Pitney Bowes Inc. was incorporated in the state of Delaware on April 23, 1920, as the Pitney-Bowes Postage Meter Company. Today, we are a provider of leading edge global, integrated mail and document management solutions for organizations of all sizes.

        Pitney Bowes operates in three reportable segments: Global Mailing, Enterprise Solutions and Capital Services. We operate both inside and outside the United States. Additional information concerning Pitney Bowes is included in the documents filed with the SEC and incorporated in this prospectus by reference in "Where You Can Find More Information."

        GLOBAL MAILING

        Our Global Mailing segment includes worldwide revenue and related expenses from the rental of postage meters and the sale, rental and financing of mailing equipment, including mail finishing and software-based mail creation equipment. We also include in this segment, software-based shipping, transportation and logistics systems, related supplies and services, presort mail services, postal payment solutions and supply chain solutions such as order management and fulfillment support. We sell, rent or finance our products. We sell our supplies and services. Some of our products are sold through dealers.

        Products in this segment include postage meters, mailing machines, address hygiene software, manifest systems, letter and parcel scales, mail openers, mailroom furniture, folders, paper handling equipment, shipping equipment, software-based shipping and logistics systems, presort machines and postal payment solutions.

        Beginning on December 2, 2003 the Global Mailing segment will be referred to as Global Mailstream Solutions.

        ENTERPRISE SOLUTIONS

        Our Enterprise Solutions segment comprises two divisions - Pitney Bowes Management Services (PBMS) and Document Messaging Technologies (DMT). In this segment, we sell, rent or finance our products, while we sell supplies and services.

        PBMS includes revenue and related expenses from facilities management contracts for advanced mailing, secure mail services, reprographic, document management and other high-value services. PBMS offers a variety of business support services to our customers to manage copy, reprographic and mail centers, facsimile, electronic printing and imaging services, and records management. PBMS is a major provider of on- and off-site services which helps our customers manage the creation, processing, storage, retrieval, distribution and tracking of documents and messages in both paper and digital form.

        DMT includes revenue and related expenses from the sale, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software.

        We include our internal financial services operations in both the Global Mailing and Enterprise Solutions segments. The internal financial services operations provide lease financing for our products in the U.S., Canada, the United Kingdom, Germany, France, Norway, Ireland, Australia, Austria, Spain, Italy, Switzerland and Sweden.

        CAPITAL SERVICES

        Our Capital Services segment consists of external financing for non-Pitney Bowes equipment, including the strategic financing of third-party equipment. It comprises primarily asset and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets.

        In January 2003, we announced that we would stop active pursuit of, and growth in, long-term Capital Services financing transactions, including long-term financing of postal and related equipment. We will continue to provide lease financing for our products through our internal financing operations.

        In the past, we have directly financed or arranged financing for commercial and non-commercial aircraft, real estate, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities, office equipment and high-technology equipment such as data processing and communications equipment.

                                ---------------

        The world headquarters of Pitney Bowes is located at One Elmcroft Road, Stamford, Connecticut 06926-0700 (telephone: 203-356-5000). For information about us, our products, services and solutions, visit www.pitneybowes.com. This internet address is provided for information purposes only and the information contained in our website does not constitute part of this prospectus.

                                USE OF PROCEEDS

        All of the common stock being offered under this prospectus is being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock described in this prospectus by the selling stockholders.

                              SELLING STOCKHOLDERS

        All of the 595,485 shares of common stock offered hereby were acquired by the selling stockholders from us pursuant to an Agreement and Plan of Merger dated August 22, 2003. Each share of common stock has one right to purchase one-two-hundredth of a share of Pitney Bowes Inc. Series A Junior Participating Preference Stock. The holders may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

        The following table sets forth, for each selling stockholder, the amount of Pitney Bowes Inc. common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. Because the selling stockholders may sell all or a portion of our common stock that is being offered pursuant to this prospectus, we are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because each of the selling stockholders may sell all or some of its shares and because there are no agreements, arrangements or understandings with respect to the sale of any of the selling stockholders' shares (except that the DDD Company Employee Stock Ownership Plan Trust has agreed not to sell any shares until January 31, 2005, other than under limited circumstances). Several selling stockholders are currently employees of Pitney Bowes Government Solutions, Inc., a wholly owned subsidiary of Pitney Bowes Inc. No other selling stockholder has had any position, office or other relationship material to Pitney Bowes Inc. or any of its affiliates within the past three years.


                                        NUMBER OF                  NUMBER OF     PERCENT OF
                                         SHARES       NUMBER OF     SHARES      BENEFICIAL
                                       BENEFICIALLY    SHARES    BENEFICIALLY     OWNERSHIP
                                      OWNED BEFORE    OFFERED     OWNED AFTER      AFTER
     NAME OF SELLING STOCKHOLDER        OFFERING       HEREBY      OFFERING       OFFERING
     ---------------------------        --------       ------      --------       --------
DDD Company Employee Stock Ownership
Plan Trust 1                              518,902     518,902           -            -

Donald D. Dilks                           41,640       41,640           -            -

John M. Mattingly                         15,340       15,340           -            -

Thomas F. Lantry                          15,274       15,274           -            -

Dana Robison                               1,339       1,339            -            -

Diane Kelly                                1,339       1,339            -            -

Roberta Frank                               471         471             -            -

Richard Click                               385         385             -            -

Ronald Potts                                242         242             -            -

William Van Nest                            208         208             -            -

Brenda Van Nest                             208         208             -            -

Karen Rodenhausen                           108         108             -            -

James A. MacInnis                           29           29             -            -


        We have filed a registration statement with the SEC, of which this prospectus forms a part, to permit the public resale of our common stock subject to this prospectus from time to time under Rule 415 under the Securities Act. Subject to the restrictions described in this prospectus, the selling stockholders may offer our common stock being offered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified above may sell, transfer or otherwise dispose of all or a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

PRIVATE PLACEMENT OF PITNEY BOWES INC. COMMON STOCK

        The common stock offered by the selling stockholders was acquired by the selling stockholders pursuant to an Agreement and Plan of Merger dated August 22, 2003, by and among Pitney Bowes Inc., Pitney Bowes Government Solutions, Inc., a wholly owned subsidiary of Pitney Bowes Inc., DDD Company, certain stockholders of DDD Company and LaSalle Bank, N.A., as Trustee of the Trust for the DDD Company Employee Stock Ownership Plan ("Merger Agreement"). Pursuant to the Merger Agreement, DDD Company was merged with and into Pitney Bowes Government Solutions, Inc. on October 23, 2003, with Pitney Bowes Government Solutions, Inc. succeeding to all the rights and obligations of DDD Company. The aggregate merger consideration paid by the


------------
1 LaSalle Bank, N.A. is the trustee of the DDD Company Employee Stock Ownership Plan Trust (the "ESOP"). E. Vaughn Gordy, in his capacity as Executive Vice President of LaSalle Bank, N.A., has voting and investment power over the shares of Pitney Bowes Inc. common stock held by the ESOP and may, to such extent, be deemed the beneficial owner of such shares. E. Vaughn Gordy, disclaims beneficial ownership of such shares.

Company to the stockholders of DDD Company was approximately $49,500,000. One half of the aggregate merger consideration was payable by delivery of 595,485 shares of common stock of Pitney Bowes Inc.

        In connection with the merger, we agreed to file a registration statement registering the resale of shares of our common stock by the selling stockholders and to keep such registration statement effective for a period of two years. This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, referred to as the Securities Act in this prospectus, and Section 21E of the Securities Exchange Act of 1934, referred to as the Exchange Act in this prospectus, in this prospectus and in the documents we incorporate by reference involve risks and uncertainties which may change based on various important factors. These forward-looking statements are those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about the amounts, timing and results of possible restructuring charges and future earnings. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. Some of the factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by or on our behalf include:

     o changes in international or national political conditions, including any terrorist attacks

     o negative developments in economic conditions, including adverse impacts on customer demand

     o   changes in postal regulations

     o   timely development and acceptance of new products

     o success in gaining product approval in new markets where regulatory approval is required

     o   successful entry into new markets

     o mailers' utilization of alternative means of communication or competitors' products

     o the company's success at managing customer credit risk, including risks associated with commercial passenger and cargo aircraft leasing transactions

     o   changes in interest rates

     o   foreign currency fluctuations

     o   timing and execution of the restructuring plan

     o   timing and execution of the meter transition plan

     o regulatory approvals and satisfaction of other conditions to consummation of any acquisitions and integration of recent acquisitions

     o impact on mail volume resulting from current concerns over the use of the mail for transmitting harmful biological agents

     o   third-party suppliers' ability to provide product components

     o negative income tax adjustments for prior audit years and changes in tax laws or regulations

     o terms and timing of actions to reduce exposures and disposal of assets in Capital Services segment

     o   continuing developments in the U.S. and foreign airline industry

     o   changes in pension and retiree medical costs.

                           DESCRIPTION OF COMMON STOCK

         The following description of the material terms of our common stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information."

         Subject to the rights of the holders of any of our preferred stock or preference stock then outstanding, holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and to receive dividends, if any, when declared from time to time by our board of directors in its discretion out of legally available funds. Upon our liquidation or dissolution, holders of common stock are entitled to receive proportionately all assets remaining after payment of all liabilities and liquidation preference on any shares of preferred stock or preference stock outstanding at the time. Holders of common stock have no preemptive or other subscription rights other than the rights described below under "Stockholder Rights Agreement," and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of September 30, 2003, there were approximately 232,872,309 shares of our common stock outstanding, net of 90,465,603 shares of treasury stock, and approximately 21,827,148 shares reserved for issuance upon exercise of outstanding stock options and conversion of our 4% preferred shares and $2.12 preference shares. All of our outstanding common stock is fully paid and non-assessable, which means that the holders have paid their purchase price in full and we may not ask them for additional funds, and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable when issued.

         The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

         Our common stock is listed on the New York Stock Exchange under the ticker symbol "PBI".

STOCKHOLDER RIGHTS AGREEMENT

         On December 11, 1995, we entered into a stockholder rights agreement. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should read the agreement, which is filed as an exhibit with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy.

         Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one-two-hundredth of a share of our Series A Junior Participating Preference Stock. The purchase price per one-two-hundredth of a share of preference stock under the stockholder rights agreement is $97.50. The rights are not exercisable until they separate from the common stock, as described below.

         Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates on the day 10 days after someone acquires at least 20% of our common stock, or approximately 10 days after someone commences a tender offer for at least 20% of our outstanding common stock.

         After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire on February 20, 2006 unless we redeem or exchange them earlier.

         If an acquiring person obtains or has the right to obtain at least 20% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for $97.50 a number of shares of our common stock having a then current market value of $195.00.

         If an acquiring person obtains or has the right to obtain at least 20% of our common stock, then each right will entitle the holder to purchase for $97.50 a number of shares of common stock of the acquiring person having a then current market value of $195.00 if any of the following occurs:

     o   we merge into another entity;

     o   an acquiring entity merges into us; or

     o   we sell 50% or more of our assets or earning power.

         Under our rights agreement, any rights that are or were owned by an acquiring person of more than 20% of our outstanding common stock will be null and void.

         Our rights agreement contains exchange provisions which provide that after an acquiring person obtains 20% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock, at an exchange ratio of one share of common stock or one-two-hundredth of a share of Series A Junior Participating Preference Stock per right.

         Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.005 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 20% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will be to receive the redemption price.

         Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights.

         For so long as the rights are redeemable, we may amend the rights agreement in any respect. At any time when the rights are no longer redeemable, we may amend the rights in any respect that does not adversely affect the holders of rights.

         Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Our certificate of incorporation provides that a director of Pitney Bowes will not be liable to Pitney Bowes or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law.

        Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of Pitney Bowes, or, at the request of Pitney Bowes, serves or served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent authorized from time to time by our board of directors, Pitney Bowes may provide to employees and other agents of Pitney Bowes rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the certificate of incorporation on directors and officers of Pitney Bowes or persons serving at the request of Pitney Bowes as directors, officers, employees or agents of any other enterprise.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Section 203 of the Delaware General Corporation Law applies to Pitney Bowes. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder," as defined in Section 203, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder," as defined in Section 203, is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Pitney Bowes and an interested stockholder is prohibited unless it satisfies one of the following conditions:

     o before the stockholder became an interested stockholder, the board of directors of Pitney Bowes must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Pitney Bowes outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

     o the business combination is approved by the board of directors of Pitney Bowes and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         See also "Certain Anti-Takeover Matters-Vote Required for Certain Business Combinations" below for information about provisions in our certificate of incorporation that impose requirements similar to those of Section 203.

CERTAIN ANTI-TAKEOVER MATTERS

         Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

         VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Our certificate of incorporation generally requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Pitney Bowes entitled to vote generally in the election of directors, which we call "voting stock," voting together as a single class, in addition to any other affirmative vote required by law or the certificate of incorporation, to approve:

     o any merger or consolidation of Pitney Bowes or any of its subsidiaries with an "interested stockholder," as defined in the certificate of incorporation and described below, or any other corporation which is, or after the merger or consolidation would be, an affiliate of an interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Pitney Bowes or any of its subsidiaries having an aggregate fair market value of $50,000,000 or more;

     o the issuance or transfer by Pitney Bowes or any of its subsidiaries of any securities of Pitney Bowes or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of $50,000,000 or more;

     o the adoption of any plan or proposal for the liquidation or dissolution of Pitney Bowes proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

     o any reclassification of securities or recapitalization of Pitney Bowes, or any merger or consolidation of Pitney Bowes with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Pitney Bowes or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

         An "interested stockholder" means any person, other than Pitney Bowes or any of its subsidiaries, who or which:

     o beneficially owns, directly or indirectly, more than 20% of the voting power of the outstanding shares of voting stock;

     o is an affiliate of Pitney Bowes and at any time within the two-year period immediately before the date in question beneficially owned, directly or indirectly, 20% or more of the voting power of the then outstanding voting stock; or

     o is the assignee of any shares of voting stock which were at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if the assignment of those shares occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

        The special voting requirement described above will not apply to a transaction of any of the kinds described above, and that transaction will require only any affirmative vote that is required by law and any other provisions of our certificate of incorporation, if either:

     o a majority of our "disinterested directors" approve the transaction; "disinterested director" means any director who is unaffiliated with the interested stockholder and was a member of the board of directors before the interested stockholder became an interested stockholder, and any successor of a disinterested director who is unaffiliated with the interested stockholder and is recommended to succeed the disinterested director by a majority of disinterested directors then on the board; or

     o   all of the following conditions are met:

         -- the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of common stock in the transaction is at least equal to the higher of the following:
              (a) the highest per share price paid by the interested stockholder for any shares of common stock acquired by it within the two-year period immediately before the first public announcement of the proposal of the transaction, which we call the "announcement date," or in the transaction in which it became an interested stockholder, whichever is higher, and (b) the fair market value per share of common stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

         -- the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of shares of any other class of outstanding voting stock is at least equal to the highest of the following: (a) the highest per share price paid by the interested stockholder for any shares of that class of voting stock acquired by it within the two-year period immediately before the announcement date or in the transaction in which it became an interested stockholder, whichever is higher; (b) the highest preferential amount per share to which the holders of shares of that class of voting stock are entitled upon any voluntary or involuntary liquidation, dissolution or winding up of Pitney Bowes; and (c) the fair market value per share of that class of voting stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

         -- the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock; if the interested stockholder has paid for shares of any class of voting stock with varying forms of consideration, the consideration for that class will be either cash or the form used to acquire the largest number of shares of that class previously acquired by it;

         -- after the interested stockholder has become an interested stockholder and before the consummation of the transaction: (a) except as approved by a majority of the disinterested directors, Pitney Bowes has not failed to declare and pay at the regular date any full quarterly dividends on the outstanding preferred stock or preference stock; (b) except as approved by a majority of the disinterested directors, Pitney Bowes has not reduced the annual rate of dividends on the common stock or failed to increase that rate to reflect any reclassification of the outstanding shares of common stock, including any reverse stock split; (c) the interested stockholder has not become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder;

         -- after the interested stockholder has become an interested stockholder, the interested stockholder has not received the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Pitney Bowes; and

         -- a proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act and the rules and regulations under that Act has been mailed to public stockholders of Pitney Bowes at least 30 days before the consummation of the transaction, whether or not the proxy or information statement is required to be mailed under that Act.

         CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders of Pitney Bowes can only remove directors, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single class. Except to the extent that the holders of preferred stock and preference stock have the right to fill vacancies on the board of directors in some circumstances, vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without the vote of at least 80% of the outstanding shares of voting stock or to fill vacancies on the board of directors make it more difficult to change the composition of our board of directors, but promote a continuity of existing management.

         ADVANCE NOTICE REQUIREMENTS. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of stockholders of Pitney Bowes. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of Pitney Bowes before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals other than nomination of director candidates must be received at the principal executive offices of Pitney Bowes not less than 90 days before an annual meeting at which the proposals are to be presented, and notice of stockholder nominations of director candidates to be presented at an annual or special meeting must be received not later than (1) 90 days before the annual meeting or (2) the close of business on the seventh day following the date on which notice of the special meeting is first given to stockholders, as applicable. The notice must contain certain information specified in the by-laws.

         NO ABILITY OF STOCKHOLDERS TO CALL SPECIAL MEETINGS. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock or preference stock have the right to call a special meeting in some circumstances. Our certificate of incorporation and by-laws provide that, except to that extent, only the board of directors may call special meetings of the stockholders.

         NO WRITTEN CONSENT OF STOCKHOLDERS. Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

         AMENDMENT OF BY-LAWS AND CERTIFICATE OF INCORPORATION. Our certificate of incorporation requires the approval of not less than 80% of the voting power of all outstanding shares of voting stock, voting as a single class, to amend any of the provisions of the certificate of incorporation and by-laws described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our certificate of incorporation.

         BLANK CHECK PREFERRED AND PREFERENCE STOCK. Our certificate of incorporation provides for 600,000 authorized shares of preferred stock and 5,000,000 authorized shares of preference stock. The existence of authorized but unissued shares of preferred and preference stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Pitney Bowes by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Pitney Bowes, the board of directors could cause shares of preferred or preference stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred and preference stock. The issuance of shares of preferred or preference stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of Pitney Bowes.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of shares or our common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock will be the purchase price of the shares of our common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of shares of our common stock to be made directly or through agents.

         The shares of our common stock may be sold from time to time to purchasers:

     o directly by the selling stockholders and their successors, which includes their transferees, pledges, donees and other subsequent holders of the securities covered by this prospectus and their respective successors, or

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares of our common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

         The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any selling stockholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares of our common stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares of our common stock. As a result, any profits on the sale of the shares of our common stock by selling stockholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

         If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The shares of our common stock may be sold in one or more transactions at:

     o   fixed prices;

     o   prevailing market prices at the time of sale;

     o   prices related to such prevailing market prices;

     o   varying prices determined at the time of sale; or

     o   negotiated prices.

         These sales may be effected in transactions

     o on any national securities exchange or quotation service on which the debt securities and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

     o   in the over-the-counter market;

     o in privately restricted transactions, including, without limitation, in any transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

         The transaction may be effected by one or more of the following methods.

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under to this prospectus, including resale to another broker or dealer;

     o block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o crosses, which are transaction in which the same broker acts as an agent on both sides of the trade; or

     o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         In connection with the distribution of their common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares of our common stock offered hereby, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

         At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of common stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholders.

         We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock with this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

         The common stock offered by the selling stockholders was acquired by the selling stockholders as consideration for the merger of DDD Company with and into Pitney Bowes Government Solutions, Inc., a wholly-owned subsidiary of Pitney Bowes Inc., on October 23, 2003. Pursuant to the Merger Agreement, the selling stockholders exchanged their shares of stock of DDD Company for the shares of common stock of Pitney Bowes Inc. offered hereby. In connection with the merger, we agreed to file a registration statement registering the resale of shares of our common stock by the selling stockholders and to keep such registration statement effective for a period of two years. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock by the selling stockholders to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The DDD Company Employee Stock Ownership Plan Trust has agreed not to sell any shares until January 31, 2005, other than under limited circumstances.

                           VALIDITY OF THE SECURITIES

         Unless otherwise specified in a prospectus supplement, the validity of the shares of common stock in respect of which this prospectus is being delivered will be passed on for us by Michele C. Mayes, Esq., Senior Vice President and General Counsel of Pitney Bowes Inc., and by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Inc. for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a Registration Statement on Form S-3 with the SEC. The Registration Statement contains exhibits and other information that are not contained in this prospectus. If you want to review any of these documents, you should obtain the documents by following the procedures described in the paragraph below.

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is an important part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus.

         We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement until all of the securities offered with this prospectus are sold:

     o Our Annual Report on Form 10-K for the year ended December 31, 2002 (which incorporates by reference portions of our proxy statement dated March 26, 2003).

     o   Our Proxy Statement dated March 26, 2003.

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     o Our Current Reports on Form 8-K filed January 30, 2003, March 19, 2003, April 17, 2003, July 21, 2003, August 25, 2003, October 23, 2003 and
         December 4, 2003.

     o   Our Form 8-A filed February 16, 1996 and Form 8-A/A filed January 16,
         1998.

         Information furnished under Items 9 and 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                Pitney Bowes Inc.
                               World Headquarters
                                One Elmcroft Road
                        Stamford, Connecticut 06926-0700
                            Attn: Investor Relations
                                 (203) 356-5000

================================================================================




                                PITNEY BOWES INC.


                                     595,485

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------











                                __________, 2003

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the sale of the common stock being registered under the prospectus are as follows (all amounts other than Securities and Exchange Commission registration fee are estimated).

        Securities and Exchange Commission registration fee.......     $  1,980
        Transfer agent's fees and expenses........................        5,000
        Printing and engraving expenses...........................        3,000
        Accounting fees and expenses..............................       10,000
        Legal fees and expenses (other than Blue Sky fees and
        expenses).................................................       10,000
        Miscellaneous.............................................        2,000
                                                                       --------
                Total.............................................     $ 31,980
                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law allows for indemnification of any person who has been made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was serving as a director, officer, employee or agent of the registrant or by reason of the fact that he or she is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In certain circumstances, indemnity may be provided against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if the person acted in good faith and in the manner reasonably believed by him to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the registrant, no indemnification may be made if the person is found to be liable to the corporation, unless and only to the extent the court in which the proceeding is brought or the Delaware Court of Chancery orders such indemnification.

         Section 102(b)(7) of the Delaware Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation includes a provision limiting such liability.

         The Restated Certificate of Incorporation of the Company provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income

Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Such right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to such indemnity.

         The foregoing statements are specifically made subject to the detailed provisions of the Delaware General Corporation Law and the Restated Certificate of Incorporation of the Company.

         The Company has a directors and officers liability insurance policy that will reimburse the Company for any payments that it shall make to directors and officers pursuant to law or the indemnification provisions of its Restated Certificate of Incorporation and that will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Company in his or her past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT                 INCORPORATED BY REFERENCE TO EXHIBIT
--------        ----------------------                 ------------------------------------
3.1        Restated Certificate of Incorporation    Incorporated by reference to Exhibit
                                                    3(a)(i) to Form 10-Q as filed with the
                                                    Commission on August 14, 1996 (Commission
                                                    file number 001-03579)

3.2        Certificate of Amendment to the          Incorporated by reference to Exhibit
           Restated Certificate of                  3(a)(i) to Form 10-K as filed with the
           Incorporation, as amended December       Commission on March 27, 1998 (Commission
           18, 1997                                 file number 001-03579)

3.3        By-laws, as amended                      Incorporated by reference to Exhibit
                                                    (3)(ii) to Form 10-Q as filed with the
                                                    Commission on November 16, 1998 (Commission
                                                    file number 001-03579)

4.1        Specimen of certificate representing     Incorporated by reference to Exhibit 4.1 to
           Pitney Bowes Inc.'s common stock         Registration Statement on Form S-3 (No.
                                                    333-72304) as filed with the Commission on
                                                    October 26, 2001.

4.2        Preference Share Purchase Rights         Incorporated by reference to Exhibit 4 to
           Agreement dated December 11, 1995        Form 8-K as filed with the Commission on
           between the Registrant and Chemical      March 13, 1996.  (Commission file number
           Mellon Shareholder Services, LLC.,       001-03579)
           as Rights Agent, as amended

5          Legal Opinion of Proskauer Rose LLP*


                                      II-2




EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT                 INCORPORATED BY REFERENCE TO EXHIBIT
--------        ----------------------                ------------------------------------



23.1       Consent of PricewaterhouseCoopers
           LLP*

23.2       Consent of Michele C. Mayes, Esq.*

23.3       Consent of Proskauer Rose LLP
           (contained on Exhibit 5 of this
           Registration Statement)*

24         Power of Attorney (contained on the
           signature page of this Registration
           Statement)*

* Previously filed.




ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

        (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (D) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and State of Connecticut, on the 8th day of December, 2003.

                                            PITNEY BOWES INC.



                                            By:  /S/ BRUCE P. NOLOP
                                                 ------------------------------
                                            Name:  Bruce P. Nolop
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         CAPACITY                   DATE
-------------------------      ------------------------------  ----------------
/S/ MICHAEL J. CRITELLI        Chairman and Chief Executive    December 8, 2003
------------------------       Officer - Director (Principal
Michael J. Critelli            Executive Officer)

/S/ BRUCE P. NOLOP             Executive Vice President and    December 8, 2003
------------------------       Chief Financial Officer
Bruce P. Nolop                 (Principal Financial Officer)

/S/ JOSEPH R. CATAPANO         Controller (Principal           December 8, 2003
------------------------       Accounting Officer)

Joseph R. Catapano             Director
*
------------------------
Linda G. Alvarado
*                              Director
------------------------
Colin G. Campbell
*                              Director
------------------------
Jessica P. Einhorn
*                              Director
------------------------
Ernie Green
*                              Director
------------------------
Herbert L. Henkel
*                              Director
------------------------
James H. Keyes
*              `               Director
------------------------
John S. McFarlane
                               Director

*
------------------------
Eduardo R. Menasce
*                              Director
------------------------
Michael I. Roth
*                              Director
------------------------
David L. Shedlarz
*                              Director
------------------------
Robert E. Weissman


*  /S/ BRUCE J. NOLOP                                         December 8, 2003
   -------------------
   as Attorney-in-Fact